Exhibit 20.6
Page 1 of 3

Navistar Financial 1995-B Owner Trust
For the Month of January 1997
Distribution Date of February 18, 1997

Original Pool Amount Initial Receivables      $454,499,683.43
Subsequent Receivables (transferred 11/10/95)  $70,451,789.39

Beginning Pool Balance                        $315,057,727.83
Beginning Pool Factor                               0.6001654

Principal and Interest Collections:
  Principal Collected
    (Including Servicer Advance Repay)         $12,489,418.12
  Interest Collected                            $2,705,165.94

Additional Deposits:
  Repurchase Amounts                                    $0.00
  Liquidation Proceeds/Recoveries                 $373,781.36
Total Additional Deposits                         $373,781.36
Repos/Chargeoffs                                  $433,592.20
Aggregate Number of Notes Charged Off                     100

Total Available Funds                          $15,568,365.42
Ending Pool Balance                           $302,134,717.51
Ending Pool Factor                                  0.5755479

Servicing Fee                                     $262,548.11

Repayment of Servicer Advances                          $0.00

Reserve Account:
  Beginning Balance                            $17,404,900.86
  Target Percentage                                      5.50%
  Target Balance                               $16,617,409.46
  Minimum Balance                              $11,023,980.93
  (Release)/Deposit                              ($787,491.40)
  Ending Balance                               $16,617,409.46

Current Weighted Average APR:                          10.074%
Current Weighted Average Remaining Term (months):       36.31

                                            Dollars       Notes
Delinquencies:
Installments:
     1-30 days                           2,360,925.49    1,543
    31-60 days                             580,148.88      436
    60+ days                               193,770.52      114

    Total                                3,134,844.89    1,564

  Balances: 60+ days                     3,561,365.66      114

Memo Item - Reserve Account
  Prior Month                          $17,328,175.03
  + Invest. Income                          76,725.83
  - Transfer to Collections Account              0.00
    Beginning Balance                  $17,404,900.86

Exhibit 20.6
Page 2 of 3

Navistar Financial 1995-B Owner Trust
For the Month of January 1997

                                                                        NOTES
                                       TOTAL          CLASS A-1        CLASS A-2        CLASS A-3       CERTIFICATES
Original Pool Amount
 Distributions:                   $525,000,000.00  $122,300,000.00  $100,000,000.00  $284,325,000.00  $18,375,000.00
 Distribution Percentages (1)                                0.00%           96.50%            0.00%           3.50%
 Coupon                                                     5.750%           5.940%           6.050%          6.220%

Beginning Pool Balance            $315,057,727.83
Ending Pool Balance               $302,134,717.51
Collected Principal                $12,489,418.12
Collected Interest                  $2,705,165.94
Charge-Offs                           $433,592.20
Liquidation Proceeds/Recoveries       $373,781.36
Servicing                             $262,548.11
Cash Transfer from Reserve Acct.            $0.00
  Total Collections Available
    for Debt Service               $15,305,817.31

Beginning Balance                 $315,057,727.83           $0.00    $13,771,261.33  $284,325,000.00  $16,961,466.50

Interest Due                        $1,589,556.55           $0.00        $68,167.74    $1,433,471.88      $87,916.93
Interest Paid                       $1,589,556.55           $0.00        $68,167.74    $1,433,471.88      $87,916.93
Principal Due                      $12,923,010.32           $0.00    $12,470,704.96            $0.00     $452,305.36
Principal Paid                     $12,923,010.32           $0.00    $12,470,704.96            $0.00     $452,305.36

Ending Balance                    $302,134,717.51           $0.00     $1,300,556.37  $284,325,000.00  $16,509,161.14
Note/Certificate Pool Factor
 (Ending Balance/Original Pool Amount)                     0.0000            0.0130           1.0000          0.8985

Total Distributions                $14,512,566.87           $0.00    $12,538,872.70    $1,433,471.88     $540,222.29

Interest Shortfall                          $0.00           $0.00             $0.00            $0.00           $0.00
Principal Shortfall                         $0.00           $0.00             $0.00            $0.00           $0.00
 Total Shortfall (required from Reserve)    $0.00           $0.00             $0.00            $0.00           $0.00

Excess Servicing                      $793,250.44

Beginning Reserve Account Balance  $17,404,900.86
(Release)/Draw                       ($787,491.40)
Ending Reserve Account Balance     $16,617,409.46


(1) The Noteholder's Percentage will be 100% for each Distribution Date occurring before the Distribution in November 1996, and generally
    96.5%  thereafter until all of  the Notes have  been paid  in full.
    Principal distributions will be  paid  in the  following  priority:
    First to Class A-1 until paid in full, Second to Class A-2 until paid in full, Third to Class A-3 until paid in full.

Exhibit 20.6
Page 3 of 3

Navistar Financial 1995-B Owner Trust
For the Month of January 1997

Trigger Events:  A) Loss Trigger
                 B) Delinquency Trigger
                 C) Noteholders Percent Trigger

                                 5                4                3                2                1
                              Sep 1996         Oct 1996         Nov 1996         Dec 1996         Jan 1997

Beg. Pool Balance         $367,916,186.36  $355,444,399.13  $342,910,040.39  $330,900,935.56  $315,057,727.83

A) Loss Trigger:
Principal of Contracts
  Charged off               $1,258,820.68    $1,150,726.00      $242,720.78      $397,957.37      $433,592.20
Recoveries                    $503,955.85    $1,554,542.19      $528,267.98      $583,597.57      $373,781.36

Total Charged off
  (Months 5,4,3)            $2,652,267.46
Total Recoveries
  (Months 3,2,1)             1,485,646.91
Net Loss/(Recoveries)
  for 3 Mos.                $1,166,620.55(a)

Total Balance
  (Months 5,4,3)        $1,066,270,625.88(b)

Loss Ratio Annualized [(a/b)(12)]  1.3129%

Trigger: Is Ratio> 1.5%                No

B) Delinquency Trigger:
   Balance Delinquency 60+ days                               $3,358,370.62    $3,135,788.79  $3,561,365.66
   As a % of Beginning Pool Balance                                0.97937%         0.94765%       1.13039%
   Three Month Average                                             0.72460%         0.79871%       1.01914%

Trigger: Is Average> 2.0%              No

C) Noteholders Percent Trigger:    3.6562%
   Ending Reserve Account Balance
    not less than 1% of Initial
    Aggregate Receivables Balance

Trigger:  Is Minimum < 1.0%            No

Navistar Financial Corporation



by: /s/ R. W. CAIN
        R. W. CAIN
        Vice President and Treasurer